Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made as of this 1st day of August 2010, by and between BE Aerospace, Inc., a Delaware corporation (the “Company”) and Werner Lieberherr (the “Executive”).

RECITALS

WHEREAS, the Executive and the Company entered into an Amended and Restated Employment Agreement dated as of December 9, 2008 (the “Employment Agreement”); and

WHEREAS, the Company wishes to make secure for itself the experience, abilities and services of the Executive and to prevent the loss of such experience, services and abilities; and

WHEREAS, the Executive and the Company wish to amend and restate the Employment Agreement in its entirety in the manner set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1.          Reference to Employment Agreement.  The Employment Agreement is hereby restated, superseded and replaced in its entirety by this Agreement.

2.   Employment.  Unless otherwise terminated pursuant to the provisions of Section 5 hereof, Executive shall provide to the Company services hereunder during the term of his employment under this Agreement, which shall be the period ending three (3) years from any date as of which the term is being determined (the “Employment Term”).  The date on which the Employment Term ends, including any extensions thereof, is sometimes hereinafter referred to as the “Expiration Date.”

3.   Position and Duties.  The Executive shall serve the Company in the capacity of Vice President and General Manager, Commercial Aircraft Segment, and shall be accountable to, and shall have such other powers, duties and responsibilities, consistent with this capacity, as may from time to time be prescribed by the President and Chief Operating Officer of the Company, or his designee.  The Executive shall perform and discharge, faithfully, diligently and to the best of his ability, such powers, duties and responsibilities.  The Executive shall devote all of his working time and efforts to the business and affairs of the Company.

4.   Compensation.

(a)   Salary.  During the Employment Term, the Executive shall receive a salary (the “Salary”) payable at the rate of $460,000 per annum.  Such rate shall be subject to adjustment from time to time by the Compensation Committee of the Board of Directors (the “Compensation Committee”); provided, however, that it shall at no time be adjusted below the Salary then in effect.  The Salary shall be payable biweekly or in accordance with the Company’s current payroll practices, less all required deductions.  The Salary shall be pro-rated for any period of service less than a full year.

(b)   Incentive Bonus.  During the Employment Term, the Executive may receive an incentive performance bonus in accordance with the Company’s executive bonus plan then in effect, as determined by the Compensation Committee in its sole discretion.  The incentive bonus shall be paid in accordance with Company policy, but in no event later than March 15th of the year following the year in which it is earned.

(c)   Expenses.  During the Employment Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him on behalf of the Company in accordance with the Company’s policies in effect from time to time.

(d)   Benefits.  During the Employment Term, the Executive shall be entitled to participate in or receive benefits under any life or disability insurance, health, pension, retirement, accident, and other employee benefit plans, programs and arrangements made generally available by the Company to its employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements in effect from time to time.  In accordance with the Company’s policies in effect from time to time, the Executive shall also be entitled to paid vacation in any fiscal year during the Employment Term as well as all paid holidays given by the Company to its employees.

(e)   Automobile.  During the Employment Term, the Executive shall receive an automobile allowance (the “Automobile Allowance”) of $1,100 per month less applicable taxes, payable in accordance with Company policy, but in no event later than March 15th of the year following the year in which the Automobile Allowance will accrue.

5.   Termination and Compensation Thereon.

(a)   Termination.  Subject to the terms and conditions of this Agreement, the Executive’s employment pursuant to this Agreement may be terminated either by the Executive or the Company at any time and for any reason.  The term “Termination Date” shall mean if the Executive’s employment is terminated (i) by his death, the date of his death or (ii) for any other reason, the date on which the Executive incurs a Separation from Service, (as defined below).

(b)   Death.  The Executive’s employment hereunder shall terminate upon his death.  In such event, the Company shall, within thirty (30) days following the date of death, pay to such person as the Executive shall have designated in a notice filed with the Company, or, if no such person shall have been designated, to his estate, a lump sum amount equal to the Salary and Automobile Allowance (at the rate in effect as of the Termination Date) payable during the period from the Termination Date through the Expiration Date.

(c)   Incapacity.  If, in the reasonable judgment of the President and Chief Operating Officer, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his full-time duties as described hereunder for the entire period of six (6) consecutive months (“Incapacity”), the Executive’s employment shall terminate at the end of the six (6)-month period.  In such event, upon the Termination Date, the Company shall pay to the Executive a lump sum payment equal to the Salary and Automobile Allowance (at the rate in effect as of the Termination Date) payable during the period from the Termination Date through the Expiration Date.  The lump sum payment shall be made within sixty (60) days following the Termination Date, provided that prior to the payment date the Executive signs a waiver and release agreement in the form provided by the Company and such waiver and release becomes effective and irrevocable in its entirety prior to such date. If the waiver and release does not become effective and irrevocable on or prior to the payment date set forth in the preceding sentence, the Company shall have no further obligations pursuant to Sections 5(c) or 5(g).  Any dispute between the President and Chief Operating Officer and the Executive with respect to the Executive’s Incapacity shall be settled by reference to a competent medical authority mutually agreed to by the President and Chief Operating Officer and the Executive, whose decision shall be binding on all parties.

(d)   Termination by the Company for Cause; Resignation by the Executive.

(i) If the Company terminates the Executive’s employment for Cause or the Executive resigns his employment for any reason (other than pursuant to Section 5(f)), the Company shall have no further obligations to the Executive hereunder after the Termination Date, except for unpaid Salary and benefits accrued through the Termination Date.

(ii) For purposes of this Agreement, “Cause” shall mean (i) the Executive’s material failure, refusal or neglect to perform and discharge his powers, duties and responsibilities hereunder (including duties prescribed by the President and Chief Operating Officer pursuant to Section 3 above), other material breach of the terms hereof, or breach of any fiduciary duties Executive may have because of any position Executive holds with the Company or any subsidiary or affiliate thereof; or (ii) a felony conviction or a conviction for any crime involving the Executive’s personal dishonesty or moral turpitude.

(e)   Termination Without Cause.  The Company may terminate the Executive’s employment hereunder at any time without Cause.  In such event, the Company shall pay to the Executive a lump sum payment equal to:

(i)  the Salary payable during the period from the Termination Date through the Expiration Date; and

(ii)   one (1) times the Salary in effect as of the Termination Date.

The lump sum payment shall be made within sixty (60) days following the Termination Date provided that, prior to the payment date, the Executive signs a waiver and release agreement in the form provided by the Company and such waiver and release becomes effective and irrevocable in its entirety prior to such date. If the waiver and release does not become effective and irrevocable on or prior to the payment date set forth in the preceding sentence, the Company shall have no further obligations pursuant to Sections 5(e) or 5(g).

(f)   Change of Control.

(i) If a “Change of Control” occurs during the Employment Period and following, or in connection with such Change of Control, the Executive’s employment is terminated by the Company for any reason (other than Cause), or the Executive resigns his employment because any of the Executive’s position, location, powers, duties or responsibilities under Section 3 above are materially reduced/changed without his agreement, any compensation or benefit payable or otherwise extended to the Executive hereunder (including without limitation Salary, incentive bonus and fringe benefits as set forth in Section 4 above) is eliminated or materially reduced, the Company or its successor in interest shall give prompt notice to the Executive of any such elimination or reduction and pay to the Executive a lump sum amount equal to:

(x)	the Executive’s Salary (at the rate in effect as of the Termination Date), payable during the period from the Termination Date through the Expiration Date; and

(y)	one (1) times the Salary (at the rate in effect as of the date of the Change of Control).

The lump sum payment shall be made within thirty (30) days following the Termination Date.

(ii) For purposes of this Agreement, a “Change of Control” shall mean a “change in control event” within the meaning of the default rules under Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (the “Code”).  The obligations of the Company pursuant to this Section 5(f) shall survive any termination of this Agreement or the Executive’s employment or any resignation of such employment by the Executive pursuant to this Section 5(f).

(g)   Benefit Continuation.  If the Executive's employment is terminated pursuant to Sections 5(c), 5(e) or 5(f), the Company shall provide the Executive and his eligible dependents with continued participation in medical, dental and health benefit plans available to the Company’s executive officers on similar terms and conditions as active executives, from the Termination Date until the earlier of (i) the Expiration Date and (ii) the date the Executive becomes eligible for comparable benefits provided by a third party; provided, however, that the continuation of such benefits shall be subject to the respective terms of the applicable plan, in effect from time to time, and the timely payment by the Executive of his applicable share of the applicable premiums in effect from time to time.  To the extent that reimbursable medical and dental care expenses constitute deferred compensation for purposes of Section 409A, the Company shall reimburse the medical and dental care expenses as soon as practicable consistent with the Company’s practice, but in no event later than the last day of the calendar year next following the calendar year in which such expenses are incurred.

6.   Amendments.  No amendment to this Agreement or any schedule hereto shall be effective unless it shall be in writing and signed by each party hereto.

7.   Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or sent by telecopy or three days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to it at:

BE Aerospace, Inc.
1455 Fairchild Road
Winston Salem, NC 27105
Attention: President and Chief Operating Officer

with a copy to:

BE Aerospace, Inc.
1400 Corporate Center Way
Wellington, FL 33414
Attention: General Counsel

If to the Executive, to him at:

Werner Lieberherr
255 Belleford Court
Lewisville NC 27023

8.    Entire Agreement.  This Agreement and the Proprietary Rights Agreement attached hereto as Exhibit A constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties.

9.    Headings.  The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof.

10.  Counterparts.  This Agreement may be executed in any number of counterparts which together shall constitute one instrument.

11.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Florida.

12.  Withholding.  All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

13.  Section 409A.

(a) If any amounts that become due under Section 5 of this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code  (“Section 409A”), payment of such amounts shall not commence until the Executive incurs a “Separation from Service” (as defined below) if and only if necessary to avoid accelerated taxation or tax penalties in respect of such amounts.

(b)   Notwithstanding any provision of this Agreement to the contrary, if Executive is a “Specified Employee” (as defined below) he shall not be entitled to any payments upon a Separation from Service until the earlier of (i) the date which is the first (1st) business day following the date that is six (1) months after the Executive’s Separation from Service for any reason other than death or (ii) the Executive’s date of death.  The provisions of this Section 13(b) shall only apply if required to comply with Section 409A.

(c)   For purposes of this Agreement, “Separation from Service” shall have the meaning set forth in Section 409A(a)(2)(A)(i) and determined in accordance with the default rules under Section 409A.  “Specified Employee” shall have the meaning set forth in Section 409A(a)(2)(B)(i), as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect.

(d)   It is intended that the terms and conditions of this Agreement comply with Section 409A.  If any provision of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A, or could cause any amounts or benefits hereunder to be subject to taxes, interest and penalties under Section 409A, the Company may, in its sole discretion and without the Executive’s consent, modify the Agreement to:  (i) comply with, or avoid being subject to, Section 409A, (ii) avoid the imposition of taxes, interest and penalties under Section 409A, and/or (iii) maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A. This Section 13(d) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under this Agreement will not be subject to interest and penalties under Section 409A.

(e)   Anything in this Agreement to the contrary notwithstanding, no reimbursement payable to the Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company Group covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, except to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A.  No amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

14.   Enforceability; Waiver.  The invalidity and unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof.  The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right that the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.  Similarly, the waiver by any party hereto of a breach of any provision of this Agreement by the other party will not operate or be construed as a waiver of any other or subsequent breach by such other party.

15.   Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.  This Agreement may be assigned by the Company.  The Executive may not assign or delegate his duties under this Agreement without the Company’s prior written approval.

16.   Survival.  The entitlement of the Executive and the obligations of the Company pursuant to Section 5 hereof shall each survive any termination or expiration of this Agreement, or any termination or resignation of the Executive’s employment, as the case may be.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EXECUTIVE

/s/ Werner Lieberherr
Werner Lieberherr

BE AEROSPACE, INC.

/s/ Thomas P. McCaffrey
Thomas P. McCaffrey
Senior Vice President and Chief Financial Officer

Exhibit A

Proprietary Rights Agreement